Exhibit (a)(9)

SUPPORT

a voting guide

☑	PROTECT the value of your TRW investment

[X]	REJECT Northrop Grumman’s highly conditional and financially inadequate $47 per share offer

[X]	Vote AGAINST Northrop Grumman’s proposals

Letter to TRW Shareholders

Dear Fellow Shareholder:

As you know, Northrop Grumman is attempting to take over your Company for $47 per share* in Northrop Grumman stock. The TRW Board considered Northrop Grumman’s offer and unanimously recommended that TRW shareholders NOT exchange their TRW shares into Northrop Grumman’s offer. The Board has determined that Northrop Grumman’s offer:

•	Is financially inadequate

•	Grossly undervalues TRW’s businesses and opportunities

•	Is below the current market value of TRW stock

Nevertheless, in its persistent attempt to acquire your Company for less than it is worth, Northrop Grumman now has demanded that TRW call a Special Meeting of Shareholders, scheduled for April 22, 2002, to vote on whether to allow Northrop Grumman to purchase TRW shares. Furthermore, Northrop Grumman has submitted three shareholder proposals for a vote at TRW’s Annual Meeting of Shareholders on April 24, 2002.

In short, in addition to Northrop Grumman’s outstanding unsolicited offer to purchase your TRW shares at a below-market price, there are now two scheduled meetings of TRW shareholders, each requesting your vote on separate Northrop Grumman-sponsored proposals. This brochure provides an overview of the proposals Northrop Grumman has presented and the reasons your Board has recommended that you vote AGAINST these proposals.

This voting guide provides a summary of the reasons for your Board’s recommendations. For a full description of the reasons for the Board’s recommendations, see TRW’s Schedule 14D-9 responding to Northrop Grumman’s exchange offer, TRW’s Special Meeting proxy statement, and the Supplement to TRW’s Annual Meeting proxy statement, which have been mailed to shareholders in separate mailings.

Please take a moment to read why your Board believes the Northrop Grumman proposals are both unnecessary and self-serving and what steps the TRW Board is taking to fully realize the value of your investment.

In view of Northrop Grumman’s relentless efforts to get TRW shareholders to approve a below-market offer, your vote at both the April 22 and April 24 meetings is extremely important, regardless of the number of shares you own.

On behalf of your Board of Directors,

/s/ Philip A. Odeen Philip A. Odeen Chairman	/s/ Kenneth W. Freeman Kenneth W. Freeman Lead Director

*Northrop Grumman’s Offer to Exchange would provide for each share of TRW common stock to be exchanged for that number of shares of Northrop Grumman common stock having a value equal to $47. The exact exchange ratio would be determined by dividing $47 by the average of the closing price of Northrop Grumman common stock for the five consecutive trading days ending immediately prior to the second trading day prior to the expiration of the Offer to Exchange, but in no event will the exchange ratio be greater than 0.4563 ($47/$103) or less than 0.4159 ($47/$113).

TRW

Northrop Grumman’s exchange offer

[X]	Do NOT tender your shares

REJECT Northrop Grumman’s exchange offer

On March 4, 2002, Northrop Grumman commenced an unsolicited exchange offer for all the outstanding shares of TRW common stock for $47 per share in Northrop Grumman common stock.

TRW’s recommendation	Your Board of Directors recommends that you REJECT Northrop Grumman’s offer. Do not surrender your shares in exchange for Northrop Grumman stock. If you are a participant in the TRW Stock Savings Plan, you should instruct the Trustees not to tender your shares.

TRW’s reasons to reject	•	Our independent financial advisors, Goldman, Sachs & Co. and Credit Suisse First Boston, have both issued opinions stating that Northrop Grumman’s offer is inadequate to the Company’s common shareholders from a financial point of view.

	•	Northrop Grumman’s offer price remains below the current market price of TRW’s common stock. As of March 28, 2002, TRW’s closing stock price was $51.47 per share.

	•	The current planned increases in government defense spending are expected to benefit TRW’s space, electronics, and systems businesses.

	•	Our automotive and commercial aerospace businesses are expected to benefit from improved forecasts for North American light vehicle production and indications that the commercial aerospace industry is beginning to stabilize.

	•	TRW’s Board of Directors believes Northrop Grumman’s offer is highly conditional, which results in significant uncertainty that the offer will be consummated.

	•	TRW’s Board of Directors believes that the Company can significantly enhance value for TRW shareholders through the continued execution of its strategic plan.

How to support TRW	•	Do not tender your shares into Northrop Grumman’s offer.

	•	Instruct the Stock Savings Plan Trustees not to tender your shares.

TRW

Special Shareholders Meeting on April 22

[X] Vote AGAINST Northrop Grumman’s Control Share Acquisition proposal

At the Special Meeting on April 22, you will be asked to vote on a proposal authorizing Northrop Grumman to purchase TRW shares pursuant to its exchange offer. The Special Meeting is being called pursuant to the Ohio Control Share Acquisition Statute, which was enacted for your protection and benefit. It seeks to ensure that shareholders have a sufficient opportunity both to consider and vote on the proposal. However, Northrop Grumman is taking action to strip you of these protections afforded by Ohio law and has sued TRW, as well as the Attorney General of the State of Ohio and the Director of Ohio’s Department of Commerce, in an effort to invalidate this and other protective Ohio laws.

TRW’s recommendation

Your Board of Directors recommends that you vote AGAINST Northrop Grumman’s proposal.

TRW’s reasons to vote AGAINST Northrop Grumman’s proposal

•	If approved, the control share vote would facilitate Northrop Grumman’s effort to acquire your Company for $47 per share in Northrop Grumman stock – a price that has remained well below the market price of your shares since Northrop Grumman announced its proposal.

•	TRW’s Board has determined that Northrop Grumman’s $47 per share offer is financially inadequate and does not reflect the value of TRW’s advanced portfolio of technology and unique market-leading positions.

•	Your Board is confident that, by accelerating our debt reduction program and separating our Automotive business in a tax-efficient manner, we will deliver value to TRW shareholders significantly in excess of Northrop Grumman’s $47 per share offer.

How to support TRW

•	Vote AGAINST Northrop Grumman’s proposal.

•	Check the box on TRW’s GOLD proxy/voting instruction card indicating how you wish your Trustees to vote. Complete the Certification of Eligibility on the back of the GOLD card, then sign, date, and mail the card today.

•	Discard any BLUE proxy/voting instruction card that you receive from Northrop Grumman.

TRW

Annual Shareholders Meeting on April 24

[X] Vote AGAINST giving Northrop Grumman access to non-public information about TRW

At the Annual Meeting on April 24, Northrop Grumman will ask you to support a proposal requesting TRW’s directors to give Northrop Grumman access to confidential, business-sensitive information about TRW, despite its opportunistic and severely undervalued bid.

TRW’s recommendation

Your Board of Directors recommends that you vote AGAINST Northrop Grumman’s proposal.

TRW’s reasons to vote AGAINST Northrop Grumman’s proposal

•	Your Board already has unanimously concluded that Northrop Grumman’s offer is financially inadequate and not in the best interest of shareholders.

•	Northrop Grumman’s inadequate and below-market offer provides no basis for providing confidential, business-sensitive information to Northrop Grumman.

How to support TRW

•	Vote AGAINST Northrop Grumman’s proposal.

•	Check the box on TRW’s revised WHITE proxy/voting instruction card containing Northrop Grumman’s three proposals, indicating how you wish your Trustees to vote. Sign, date, and mail the card today.

•	Discard any GREEN proxy/voting instruction card that you receive from Northrop Grumman.

TRW

Annual Shareholders Meeting on April 24

[X]	Vote AGAINST requesting TRW’s Board to establish a committee of independent directors to evaluate Northrop Grumman’s offer

At the Annual Meeting on April 24, Northrop Grumman will ask you to support a proposal requesting TRW’s Board of Directors to establish a committee of independent directors to evaluate Northrop Grumman’s offer. We believe this proposal would unnecessarily limit the number of TRW directors who could take actions regarding Northrop Grumman’s financially inadequate offer.

TRW’s recommendation

Your Board of Directors recommends that you vote AGAINST Northrop Grumman’s proposal.

TRW’s reasons to vote AGAINST Northrop Grumman’s proposal

•	Eleven of the 13 directors on TRW’s Board are independent directors.

•	The Board already has unanimously determined that Northrop Grumman’s offer is financially inadequate and not in the best interests of TRW shareholders.

•	Excluding some of TRW’s Board members from actively participating in this critical decision for the Company is ill founded.

How to support TRW

•	Vote AGAINST Northrop Grumman’s proposal.

•	Check the box on TRW’s revised WHITE proxy/voting instruction card containing Northrop Grumman’s three proposals, indicating how you wish your Trustees to vote. Sign, date, and mail the card today.

•	Discard any GREEN proxy/voting instruction card that you receive from Northrop Grumman.

TRW

Annual Shareholders Meeting on April 24

[X]	Vote AGAINST requesting TRW’s Board to take all actions within their authority to let shareholders decide for themselves whether to exchange their TRW shares for Northrop Grumman stock

At the Annual Meeting on April 24, Northrop Grumman will ask you to support a proposal requesting TRW directors to take all actions within their authority to let shareholders decide for themselves whether to exchange their TRW shares for Northrop Grumman stock. TRW directors believe this proposal is an attempt to limit their ability to act in your best interests.

TRW’s recommendation

Your Board of Directors recommends that you vote AGAINST Northrop Grumman’s proposal.

TRW’s reasons to vote AGAINST Northrop Grumman’s proposal

•	Your Board already has unanimously concluded that Northrop Grumman’s offer is financially inadequate.

•	Northrop Grumman’s unsolicited offer places less value on your Company than the current market price and in our view does not begin to recognize the value of TRW’s advanced portfolio of technology and market leading positions.

How to support TRW

•	Vote AGAINST Northrop Grumman’s proposal.

•	Check the box on TRW’s revised WHITE proxy/voting instruction card containing Northrop Grumman’s three proposals, indicating how you wish your Trustees to vote. Sign, date, and mail the card today.

•	Discard any GREEN proxy/voting instruction card that you receive from Northrop Grumman.

TRW

TRW’s shareholder value enhancement plan

Your Board is taking action to enhance shareholder value

Your Board believes that TRW can significantly enhance value for its shareholders through the continued execution of its shareholder value enhancement plan.

Key elements of the plan include:

•	Accelerating our program to reduce debt by $1.6 billion to $2 billion in 2002 through operating cash flow, asset sales, and other actions, including the sale of the Aeronautical Systems business;

•	Pursuing a spin-off of our Automotive business in a tax-efficient manner – targeted for completion in six to nine months; and

•	Leveraging our superior portfolio of advanced technology and unique market positions to capitalize on the positive economic trends across our automotive, defense, and aerospace businesses.

Clearly, if Northrop Grumman is allowed to buy TRW’s premier assets at a bargain price, it is Northrop Grumman shareholders who benefit. If TRW continues to execute its shareholder value enhancement plan, it is TRW shareholders alone who benefit.

By rejecting Northrop Grumman’s offer and voting AGAINST its proposals, you will be able to realize the full benefits of TRW’s shareholder value enhancement plan.

We are confident that this plan — together with TRW’s highly experienced management team, expert advisors, and dedicated employees — will deliver more value to TRW shareholders than Northrop Grumman’s $47 per share offer.

TRW

Q&A

Questions & Answers

What is being voted on at the Special Meeting of Shareholders on April 22, 2002?

Shareholders will vote on whether to authorize Northrop Grumman to acquire TRW stock pursuant to its exchange offer. This vote is a requirement under Ohio’s Control Share Acquisition Statute and is only one of the numerous conditions of Northrop Grumman’s exchange offer.

What vote is required for passage of the proposal at the Special Meeting of Shareholders on April 22?

There are two separate voting requirements necessary for approval. The first vote requirement, the “first majority approval,” needs the affirmative vote of a majority of shares represented at the meeting. The second vote requirement, the “second majority approval,” requires the affirmative vote of a majority of shares represented at the meeting excluding the voting power of “interested shares.” Interested shares are generally defined as shares held by any of the following parties: Northrop Grumman; elected officers of TRW; employees of TRW who are also directors; and persons who acquire such shares for a purchase price over $250,000 during the period beginning February 22, 2002, and ending on March 28, 2002.

What is the TRW Board of Directors’ recommendation on the proposal for the Special Meeting of Shareholders on April 22?

Your Board of Directors unanimously recommends that you vote AGAINST Northrop Grumman’s Control Share Acquisition proposal.

How do I vote AGAINST the Northrop Grumman proposal submitted at the Special Meeting of Shareholders on April 22?

Check the box on TRW’s GOLD proxy/voting instruction card indicating how you wish your Trustees to vote. Complete the Certification of Eligibility on the back of the GOLD card, and then sign, date, and mail the card.

Do I have to complete the Certification of Eligibility on the back of the proxy/voting instruction card for the Special Meeting of Shareholders on April 22?

Yes, you must specify whether or not any of your shares are “interested” in the boxes provided on your proxy/voting instruction card. If you do not so indicate, all shares allocated to your TRW Stock Savings Plan account or TRW Canada Stock Savings Plan account acquired on or after February 22, 2002, will be considered “interested” shares and will not be counted for the second majority approval. If you hold shares outside these plans and do not complete the Certification of Eligibility, all those shares will be considered “interested” and your vote will not be counted for the second majority approval.

What is being voted on at the Annual Meeting of Shareholders on April 24, 2002?

The election of four directors, each for a term of three years ending in the year 2005; the ratification of Ernst & Young LLP as the Company’s independent auditors; and three proposals by Northrop Grumman.

What vote is required for passage of the proposals at the Annual Meeting of Shareholders on April 24?

A majority of the votes cast at the meeting, as long as a quorum is present, is sufficient to approve each of the Northrop Grumman proposals. Thirty-five percent of outstanding shares must be present in person or by proxy to constitute a quorum.

TRW

Q&A

What is TRW’s Board of Directors recommendation on the proposals for the Annual Meeting of Shareholders on April 24?

Your Board of Directors recommends that you vote FOR TRW’s director nominees. Your Board of Directors recommends that you vote FOR the ratification of Ernst & Young as TRW’s independent auditors. Your Board of Directors recommends that you vote AGAINST Northrop Grumman’s three shareholder proposals.

How do I vote on proposals submitted at the Annual Meeting of Shareholders on April 24?

Check the boxes on TRW’s revised WHITE proxy/voting instruction card that contain TRW’s two proposals and Northrop Grumman’s three proposals, indicating how you wish your Trustees to vote. Sign, date, and mail the card today.

Can I change my vote?

Yes, you may revoke a prior vote simply by submitting a valid, later-dated proxy/voting instruction card. Only the most recently dated valid card will be counted.

I have already voted on the WHITE proxy/voting instruction card for the April 24 Annual Meeting that only had two proposals. Do I need to vote again?

TRW urges participants in the TRW Stock Savings Plan and the TRW Canada Stock Savings Plan to vote again on the revised WHITE proxy/voting instruction card you will be receiving that contains all five proposals (two TRW proposals and three Northrop Grumman proposals). If you do not return the revised card, the Trustees for the TRW Stock Savings Plan will decide how to vote your shares on the Northrop Grumman proposals, and the Trustees for the TRW Canada Stock Savings Plan will not vote your shares on the Northrop Grumman proposals.

What happens if I do not indicate my vote for some of the matters on my signed proxy card?

Your shares will be voted in accordance with the recommendation of the entity providing you the proxy. In other words, if you are supporting TRW, you should only return TRW’s GOLD and revised WHITE proxy/voting instruction cards for the Special and Annual shareholders meetings, respectively. Discard any GREEN or BLUE proxy cards from Northrop Grumman.

I hold my shares in the TRW Stock Savings Plan. How can I ensure that my shares will not be exchanged in Northrop Grumman’s offer?

You may instruct the Plan Trustees by completing the tender instruction card you received in a mailing from Northrop Grumman and returning it to the Trustees in the prepaid envelope. Be sure to include your name, social security number, and number of shares. The Trustees must receive your completed voting instruction cards by the close of business two days prior to the exchange offer’s expiration date.

If I am a participant in the TRW Stock Savings Plan or the TRW Canada Savings Plan and I do not send a completed instruction card back to the Trustees, what will happen?

If you do not return a completed instruction card, the Trustees for the TRW Stock Savings Plan will exercise their own fiduciary judgment in determining whether or not to exchange the shares into Northrop Grumman’s offer; the Trustees for the TRW Canada Stock Savings Plan will not vote your shares.

TRW

Q&A

What does it mean if I receive more than one proxy/voting instruction card?

You likely will receive multiple mailings and proxy/voting instruction cards from TRW and Northrop Grumman. Also, this may indicate that your shares are held in more than one account. You should vote the shares on all of your TRW GOLD and revised WHITE proxy/voting instruction cards.

Whom can I call with questions on how to vote my shares?

If you have any questions or need assistance in voting your shares, please call Georgeson Shareholder Communications at (866) 649-8030.

The directors and certain executive officers of TRW may be deemed to be participants in the solicitation of proxies from shareholders of TRW in connection with TRW’s special meeting of shareholders under the Ohio Control Share Acquisition Statute. Information concerning such participants is contained in TRW’s definitive proxy statement relating to TRW’s 2002 Annual Meeting filed with the Securities and Exchange Commission on March 4, 2002 on Schedule 14A.

This communication relates to Northrop Grumman’s exchange offer commenced March 4, 2002. Shareholders of TRW are advised to read TRW’s Solicitation/Recommendation Statement on Schedule 14D-9, filed March 13, 2002, as it may be amended from time to time, and TRW’s PROXY STATEMENT FOR THE SPECIAL MEETING IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM TRW SHAREHOLDERS WHEN IT BECOMES AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders of TRW and other interested parties may obtain, free of charge, copies of the Schedule 14D-9, TRW’s proxy statement and other documents filed by TRW with the SEC at the SEC’s internet website at www.sec.gov. Each of these documents may also be obtained, free of charge, by calling investor relations at TRW at 216-291-7506.

This communication contains certain “forward-looking statements” that TRW believes are within the meaning of the Private Securities Litigation Reform Act of 1995. The safe harbors intended to be created thereby are not available to statements made in connection with a tender offer and TRW is not aware of any judicial determination as to the applicability of such safe harbors to forward-looking statements made in proxy solicitation materials when there is a simultaneous tender offer. However, shareholders should be aware that the preparation of any such forward-looking statements requires the use of estimates of future revenues, expenses, activity levels and economic and market conditions, many of which are outside the Company’s control. Further, the Company’s results could be affected by the ability to obtain new contract awards; the level of defense funding by the government and the termination of existing government contracts; pricing pressures from customers; moderation or decline in the automobile build rate; changes in consumer debt levels; work stoppages; unanticipated downturn in the financial condition of, or business relationships with customers or suppliers; the ability to reduce the level of outstanding debt from cash flow from operations and the proceeds from asset dispositions; a credit rating downgrade; increase in interest rates; customer recall and warranty claims; product liability and litigation issues; changes to the regulatory environment regarding automotive safety; the introduction of competing products or technology by competitors; the ability to attract and retain skilled employees with high-level technical competencies; the financial results of companies in which we have made technology investments; the availability of funding for research and development; economic, regulatory and political domestic and international conditions; fluctuations in currency exchange rates; and the impact of additional terrorist attacks, which could result in reduced automotive production, disruptions to the transportation system, or significant and prolonged disruption to air travel. In addition, there can be no assurance: (i) that an agreement relating to any investment in the Company, or relating to any sale or other distribution of all or a part of the Company’s operating businesses will be reached, or that if an agreement is reached, that the transactions contemplated by such agreement will be consummated; (ii) that the Company will spin off the automotive business or that such spin-off will be complete within six to nine months; (iii) that the Company will be successful in reducing the amount of its indebtedness, or that the methods described for debt reduction will be utilized; (iv) as to the amount by which debt will be reduced; (v) that the Company’s strategy will deliver any particular level of value to TRW shareholders; (vi) that defense spending will rise and research, development, test and evaluation budgets will increase; (vii) that the commercial aerospace industry will stabilize; (viii) that North American 2002 light vehicle production will increase from 2001 levels; (ix) that 2002 earnings per share estimates will be met or exceeded; (x) with respect to the expected amounts of the Company’s operating cash flows in 2002, that such amounts will be utilized to reduce the amount of the Company’s indebtedness; (xi) with respect to the amounts that will be realized, if any, by the Company from divestitures; (xii) with respect to the amount of sales, earnings per share or cash flow that will be realized by the Company in 2002; and (xiii) that the Company’s costs will decrease in 2002. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. The Company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

April 3, 2002

TRW

TRW wants your support

Our management team is...

•	Focused on enhancing shareholder value

•	Confident in our ability to deliver value superior to Northrop Grumman’s offer

•	Ready to execute on our value-enhancing initiatives

•	Targeting completion of our Automotive spin-off in 6-9 months

To protect the value of your TRW investment...

•	Do not tender your shares into Northrop Grumman’s offer

•	Vote AGAINST Northrop Grumman’s proposals by signing, dating and mailing TRW’s GOLD and revised WHITE proxy/voting instruction cards

•	Discard any GREEN or BLUE proxy/voting instruction cards that you receive from Northrop Grumman

TRW